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                                                                    Exhibit 10.7
                                                                    ------------


                              February 20, 1997


Mr. Gregory T. Went
34 Scotland Avenue
Madison, CT  06443

Dear Greg:

     Reference is made to my previous letter to you dated February 19, 1997, with respect to the subject matter of this letter. This letter is in lieu, and should be deemed to be a substitute for, my February 19, 1997, letter.

     As we proceed into our 1997 fiscal year it is appropriate that we revisit your position with CuraGen and your compensation.

     Needless to say, your efforts on behalf of CuraGen this past fiscal year, and your acceptance of designated responsibilities going forward have earned you the admiration of all those connected with CuraGen, especially me. Fiscal 1997 should be a milestone year for CuraGen, and your leadership, hard work and ingenuity will play a large part in the success CuraGen achieves. I know that you, like me, are confident that we will achieve great success.

     The purpose of this letter is to summarize CuraGen's current understanding with you with respect to your position and level of compensation, as follows:

           1.  Position.
               --------

               Commencing immediately, you shall have the title of Executive Vice President. You and I will share CuraGen's most senior policy -making positions, as we have in the past.


           2.  Compensation.
               ------------

               Commencing March 1, 1997, you shall be compensated at an annual rate of $125,000, plus such bonuses as the Board of Directors may, in its discretion, award you from time to time.


               As you are aware, it is contemplated that CuraGen will conclude an initial public offering ("IPO") during the current fiscal year. The IPO will
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               require an extraordinary level of effort on your behalf, and, once concluded, will cause expanded responsibilities to be placed upon you. Accordingly, in contemplation of the IPO, the Board of Directors will review with you during the IPO process your compensation, and, together with you, define an enhanced compensation package to be effective upon conclusion of the IPO.


           3.  Loan.
               ----

               You have indicated that you and Marjorie have certain personal plans that require approximately $50,000 of funding. In order that you may more fully concentrate on CuraGen's efforts to proceed with, and consummate various strategic relationships and a successful IPO, CuraGen will loan you the sum of $50,000, payable on the fourth anniversary date of the extension of the loan, together with interest at the rate of 8% per annum (i.e., no cash shall be due until the fourth anniversary date), provided, however, upon the successful conclusion of an IPO with net proceeds in excess of $25,000,000, the entire principal and accrued interest shall be forgiven.


           4.  Incentive Compensation.
               ----------------------

               In order to provide a further incentive for you to continue to extend your best efforts on behalf of CuraGen, the Board of Directors granted to you an option to purchase 114,000 shares of CuraGen Common Stock, exercisable at a price of $4.10 per share. We have requested our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., to prepare an option agreement for your review and execution, which option agreement shall provide for certain restrictions on your ability to exercise such option, or to sell the underlying shares of stock if exercised, in order to better insure your continued employment with CuraGen.



     Greg, I need not say again how thankful I personally am for your support, your tireless energies, your creative input, and your leadership. You have been a major factor in making CuraGen what it is today, and what it will become in the not too distant future.



                              Very truly yours,

                              CURAGEN CORPORATION



                              /s/  Jonathan Rothberg

                              Its:   President

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